                                                                   Exhibit 10.21

                             EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT, dated as of the ___ day of ___________, 1997, is by and between FLOWER TRADING CORPORATION, a Florida corporation (the "Company") and a wholly owned subsidiary of U.S.A. Floral Products, Inc. ("USAF"), a Delaware corporation, and Gustavo Moreno ("Employee").

                                   RECITALS

     The Company desires to continue to employ Employee and to have the benefit of his skills and services, and Employee desires to continue employment with the Company, on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein, and the performance of each, the parties hereto, intending legally to be bound, hereby agree as follows:

                                  AGREEMENTS

     1.  Employment; Term.  The Company hereby employs Employee to perform the
         ----------------
duties described herein, and Employee hereby accepts employment with the Company, for a term beginning on the date hereof and continuing for a period of two years (the "Term").

     2.  Position and Duties.  The Company hereby employs Employee as President
         -------------------
and Chief Executive Officer. As such, Employee shall have responsibilities, duties and authority reasonably accorded to and expected of a president and chief executive officer of the Company. Employee will report directly to the Board of Directors of the Company (the "Board"). All other employees and
officers of the Company will report to the Employee.   Employee hereby accepts
this employment upon the terms and conditions herein contained and agrees to devote a majority of his professional time, attention, and efforts to promote and further the business of the Company. Employee shall faithfully adhere to, execute, and fulfill all policies established by the Company. During the Term, the Company's principal executive office shall be located in Dade County, Florida and Employee shall not be required to be based in any other offices.

     3.  Compensation.  For all services rendered by Employee (including the
         ------------
restriction on competition contained in Section 6 hereof and Section 14 of the Agreement and Plan of Contribution dated August 4, 1997), the Company shall compensate Employee as follows:

     (a) Base Salary. Effective on the date hereof, the base salary payable to Employee shall be $270,000 per year, payable on a regular basis in accordance with the Company's standard payroll procedures, but not less than monthly. On at least an annual basis, the Board will review Employee's performance and may make increases to such base salary if, in its sole discretion, any such increase is warranted.
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     (b) Incentive Bonus.  During the Term, Employee shall be a participant in
USAF's Incentive Bonus Plan and be eligible to receive an incentive bonus up to the amount, based upon the criteria, and payable at such times as are, specified in Exhibit A attached hereto. The amount, manner of payment, and form of consideration, if any, shall be determined by the Board in its sole and absolute discretion, and such determination shall be binding and final. To the extent that such bonus is to be determined in light of financial performance during a specified fiscal period and this Agreement commences on a date after the start of such fiscal period, any bonus payable in respect of such fiscal period's results may be prorated. In addition, if the period of Employee's employment hereunder expires before the end of a fiscal period, Employee will be eligible to receive a bonus in accordance with the terms of Section 6 hereof. Employee's participation in USAF's Incentive Bonus Plan shall be on the same terms as all the presidents of the other subsidiaries of USAF.

     (c) Perquisites, Benefits, and Other Compensation. During the Term, Employee shall be entitled to receive all perquisites and benefits as are customarily provided by the Company to its employees, subject to such changes, additions, or deletions as the Company may make generally from time to time, as well as such other perquisites or benefits as may be specified from time to time by the Board. Employee shall be covered by a director and officer insurance policy of either the Company or USAF. During the Term, the Company shall continue to make all payments under the current automobile lease for the Employee and shall lease a comparable automobile on his behalf upon the expiration of such lease.

     4.  Expense Reimbursement.  The Company shall reimburse Employee for (or,
         ---------------------
at the Company's option, pay) all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of his services hereunder during the Term. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Company's expense reporting policy, as well as applicable federal and state tax record keeping requirements.

     5.  Termination; Rights on Termination.  Employee's employment may be
         ----------------------------------
terminated in any one of the followings ways, prior to the expiration of the
Term:

     (a) Death. The death of Employee shall immediately terminate the Term, and no severance compensation shall be owed to Employee's estate.

     (b) Disability. If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been unable to perform the material duties of his position on a full-time basis for a period of four consecutive months, or for a total of four months in any six-month period, then 30 days after written notice to the Employee (which notice may be given before or after the end of the aforementioned periods, but which shall not be effective earlier than the last day of the applicable period), the Company may terminate Employee's employment hereunder if Employee is unable to resume his full-time duties at the conclusion of such notice period. Subject to Section 5(f) below, if Employee's employment is terminated as a result of Employee's disability, the Company shall continue to pay Employee his base salary at the then-current rate for the lesser of (i) 12 months from

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

the effective date of termination, or (ii) whatever time period is remaining under the then-current period of the Term. Such payments shall be made in accordance with the Company's regular payroll cycle.

     (c) Termination by the Company "For Cause." The Company may terminate the Term 10 days after written notice to Employee "for cause," which shall be: (i) Employee's material breach of this Agreement, which breach is not cured within 10 days of receipt by Employee of written notice from the Company specifying the breach; (ii) Employee's gross negligence in the performance of his duties hereunder, intentional nonperformance or mis-performance of such duties, or intentional refusal to abide by or comply with the directives of the Board, or the Company's policies and procedures, which actions continue for a period of at least 10 days after receipt by Employee of written notice of the need to cure or cease; (iii) Employee's willful dishonesty or fraud, with respect to the business or affairs of the Company or USAF, and that in the reasonable judgment of the Company or USAF materially and adversely affects the operations or reputation of the Company or USAF; (iv) Employee's conviction of a felony or other crime involving moral turpitude; or (v) Employee's abuse of alcohol or drugs (legal or illegal) that, in the Company's reasonable judgment (confirmed by a medical doctor), materially impairs Employee's ability to perform his duties hereunder. In the event of a termination "for cause," as enumerated above, Employee shall have no right to any severance compensation.

     (d) Without Cause. At any time after the commencement of employment, the Company may, without cause, terminate the Term and Employee's employment, effective 30 days after written notice is provided to the Employee. Should Employee be terminated by the Company without cause, subject to Section 5(f) below, Employee shall receive from the Company the base salary at the rate then in effect for whatever time period is remaining under the then-current period of the Term. Such payments shall be made in accordance with the Company's regular payroll cycle. If Employee resigns or otherwise terminates his employment for any reason or for no reason, Employee shall receive no severance compensation.

     (e) Payment Through Termination. Upon termination of Employee's employment for any reason provided above, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements (including payments for accrued vacation and sick leave, in each case in accordance with applicable policies of the Company) due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided above in this Section 5. With respect to incentive bonus compensation, Employee shall be entitled to receive any bonus declared but not paid prior to termination. In addition, in the event of a termination by the Company under
Section 5(b) or 5(d), Employee shall be entitled to receive incentive bonus compensation through the end of the Term, calculated as if Employee had remained employed by the Company through the end of the Term, and paid in such amounts, at such times, and in such forms as are determined pursuant to Section 3(b) above and Exhibit A attached hereto. Except as specified in the preceding two sentences, Employee shall not be entitled to receive any incentive bonus compensation after the effective date of termination of his employment. All other rights and obligations of USAF, the

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

Company, and Employee under this Agreement shall cease as of the effective date of termination, except that Employee's obligations under Sections 6, 7, 8 and 9 below shall survive such termination in accordance with their terms.

     (f) Right to Offset. In the event of any termination of Employee's employment under this Agreement, the Employee shall have no obligation to seek other employment; provided that, in the event that Employee secures employment
                  --------
or any consulting or other similar arrangement during the period that any payment is continuing pursuant to the provisions of this Section 5, the Company shall have the right to reduce the amounts to be paid hereunder by the amount of Employee's earnings from such other employment, except that no such reduction shall be made for Employee's earnings from the companies referred to by name in
Section 6(b) hereof.

     (g) Upon termination for disability or without cause, Employee shall continue in all of the benefit plans of the Company for a period of twelve months. Also, upon any termination, Employee will have the right to buy any existing life insurance policy from the Company.

     6.  Restriction on Competition.
         --------------------------

     (a) During the Term, and thereafter, if Employee continues to be employed by the Company and/or any other entity owned by or affiliated with the Company or USAF on an "at will" basis, for the duration of such period, and thereafter for a period equal to the longer of (x) two years, or (y) the period during which Employee is receiving any severance pay from the Company, Employee shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a "Person"):

           (i) except as otherwise provided in this Section 6, engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with the Company or USAF that involves the importing, brokerage, shipping or marketing of floral products, or any business engaging in the consolidation of the floral industry within the United States;

           (ii) call upon any person who is, at that time within the United States, an employee of USAF or any subsidiary of USAF in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of USAF or such subsidiary;

           (iii) except as otherwise provided in this Section 6, call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of the Company or USAF within the United States for the purpose of soliciting or selling floral products within the United States;

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

           (iv) call upon any prospective acquisition candidate, on Employee's own behalf or on behalf of any competitor, which candidate was either called upon by the Company or USAF or was the subject of an acquisition analysis conducted by the Company or USAF; or

           (v) disclose customers, whether in existence or proposed, of the Company or USAF to any person, firm, partnership, corporation or business (other than UltraFlora, Multiflora C.I., S.A. or Artistry in Bloom, Inc.) for any reason or purpose whatsoever.

     (b) Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Employee from (i) acquiring as an investment not more than one percent of the capital stock of a competing business, whose stock is traded on a national securities exchange or in the over-the-counter market or (ii) engaging in any activity to which USAF shall have provided its prior written consent. In addition, this Section 6 shall not be deemed to prohibit Employee, if as of the date hereof, he has an interest, as an owner, operator, creditor, employee or otherwise, in (i) a retail floral business independent (except as a customer) Company or (ii) in UltraFlora, Artistry in Bloom, Inc. (or a new entity which replaces Artistry in Bloom, Inc. and conducts the same type of business as Artistry in Bloom, Inc., herein called the "Replacer") and Multiflora, as presently conducted (or to be conducted by the Replacer), from continuing to maintain such interest. However, Employee may not maintain any interest in UltraFlora, Artistry in Bloom, Inc. or Multiflora if any such company is in direct competition with the COMPANIES in the importation of flowers into the United States (other than UltraFlora's activities as an importer of record for distribution to supermarkets, convenience stores and mass market retailers).

     (c) It is further agreed that, in the event that Employee shall cease to be employed by the Company or USAF and enters into a business or pursues other activities that, at such time, are not a breach of this Section 6, Employee shall not be chargeable with a violation of this Section 6 if the Company or USAF subsequently enters the same (or a similar) competitive business or activity or commences competitive operations within 100 miles of the Employee's new business or activities. In addition, if Employee has no actual knowledge that his actions violate the terms of this Section 6, Employee shall not be deemed to have breached the restrictive covenants contained herein if, promptly after being notified by the Company or USAF of such breach, Employee ceases the prohibited actions.

     (d) For purposes of this Section 6, references to "USAF" shall mean USA Floral Products, Inc., together with its subsidiaries.

     (e) The covenants in this Section 6 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 6 relating to the time period or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographic area, as applicable, that such court deems reasonable and enforceable, said time period or geographic area shall be deemed to be, and thereafter shall become, the maximum time period or largest geographic area that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

     (f) All of the covenants in this Section 6 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company or USAF, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by USAF or the Company of such covenants; provided,
                                                                     --------
that upon the failure of the Company to make any payments required under this Agreement, the Employee may, upon 30 days' prior written notice to the Company, waive his right to receive any additional compensation pursuant to this Agreement and engage in any activity prohibited by the covenants of this Section
6. It is specifically agreed that the period of two years stated at the beginning of this Section 6, during which the agreements and covenants of Employee made in this Section 6 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Section 6.

     (g) If Employee is subject to a restriction on competitive activity as a party to that certain Agreement and Plan of Contribution, dated as of August 4, 1997, by and among USA Floral Products, Inc., FT Acquisition Corporation, Flower Trading Corporation, Flowtrad Corporation N.V. and the Stockholders of Flowtrad Corporation N.V. (the "Merger Agreement"), then Employee shall abide by, and in all cases be subject to, the restrictive covenants (whether in this Section 6 or in the Merger Agreement) that, in the aggregate, impose restrictions on Employee for the longest duration and the broadest geographic scope (taking into account the effect of any applicable court decisions limiting the scope or duration of such restrictions), it being agreed that all such restrictive covenants are supported by separate and distinct consideration. This Section 6(g) shall be construed and interpreted in light of the duration of the applicable restrictive covenants.

     (h) Employee has carefully read and considered the provisions of this
Section 6 and, having done so, agrees that the restrictive covenants in this
Section 6 impose a fair and reasonable restraint on Employee and are reasonably required to protect the interests of the Company and USAF, and their respective officers, directors, employees, and stockholders. It is further agreed that the Company and Employee intend that such covenants be construed and enforced in accordance with the changing activities, business, and locations of the Company and USAF throughout the term of these covenants.

     7.  Confidential Information.  Employee hereby agrees to hold in strict
         ------------------------
confidence and not to disclose to any third party any of the valuable, confidential, and proprietary business, financial, technical, economic, sales, and/or other types of proprietary business information relating to the Company and/or USAF (including all trade secrets), in whatever form, whether oral, written, or electronic (collectively, the "Confidential Information"), to which Employee has, or is given (or has had or been given), access as a result of his employment by the Company. It is agreed that the Confidential Information is confidential and proprietary to the Company and/or USAF because such Confidential Information encompasses technical know-how, trade secrets, or technical, financial, organizational, sales, or other valuable aspects of the Company's and USAF's business and trade, including, without limitation, technologies, products, processes, plans, clients, personnel, operations, and business activities. This restriction shall not apply to any Confidential Information that (a) becomes known generally to the public through no fault of the Employee; (b) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed; (c) is reasonably believed by Employee, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Employee; (d) is authorized by the Company or USAF to be disclosed; or (e) becomes known to Employee through his affiliation with the entities set forth in Section 6(b);

provided that, in the case of clauses (b) or (c), Employee shall give the
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Company reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the Company to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

     8.  Return of Company Property.  Promptly upon termination of Employee's
         --------------------------
employment by the Company for any reason or no reason, Employee or Employee's personal representative shall return to the Company (a) all Confidential Information; (b) all other records, designs, patents, business plans, financial statements, manuals, memoranda, lists, correspondence, reports, records, charts, advertising materials, and other data or property delivered to or compiled by Employee by or on behalf of the Company, USAF or their respective representatives, vendors, or customers that pertain to the business of the Company or USAF, whether in paper, electronic, or other form; and (c) all keys, credit cards, vehicles, and other property of the Company or USAF. Employee shall not retain or cause to be retained any copies of the foregoing. Employee hereby agrees that all of the foregoing shall be and remain the property of the Company or USAF, as the case may be, and be subject at all times to their discretion and control.

     9.  No Prior Agreements.  Employee hereby represents and warrants to the
         -------------------
Company that the execution of this Agreement by Employee, his employment by the Company, and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client, or any other Person. Further, Employee agrees to indemnify and hold harmless the Company and its officers, directors, and representatives for any claim, including, but not limited to, reasonable attorneys' fees and expenses of investigation, of any such third party that such third party may now have or may hereafter come to have against the Company or such other persons, based upon or arising out of any non-competition agreement, invention, secrecy, or other agreement between Employee and such third party that was in existence as of the date of this Agreement. To the extent that Employee had any oral or written employment agreement or understanding with the Company, this Agreement shall automatically supersede such agreement or understanding, and upon execution of this Agreement by Employee and the Company, such prior agreement or understanding automatically shall be deemed to have been terminated and shall be null and void.

     10.  Assignment; Binding Effect.  Employee understands that he has been
          --------------------------
selected for employment by the Company on the basis of his personal qualifications, experience, and skills. Employee agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. This Agreement may not be assigned or transferred by the Company without the prior

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

written consent of Employee. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns. Notwithstanding the foregoing, if Employee accepts employment with a subsidiary or affiliate of USAF other than the Company, unless Employee and his new employer agree otherwise in writing, this Agreement shall automatically be deemed to have been assigned to such new employer (which shall thereafter be an additional or substitute beneficiary of the covenants contained herein, as appropriate), with the consent of Employee, such assignment shall be considered a condition of employment by such new employer, and references to the "Company" in this Agreement shall be deemed to refer to such new employer. If the Company is merged with or into another subsidiary or affiliate of USAF, such action shall not be considered to cause an assignment of this Agreement, and the surviving or successor entity shall become the beneficiary of this Agreement and bound by its terms and all references to the "Company" shall be deemed to refer to such surviving or successor entity. It is intended that USAF will be a third-party beneficiary of the rights of the Company under this Agreement. No other Person shall be a third-party beneficiary.

     11.  Complete Agreement; Waiver; Amendment.  This Agreement is not a
          -------------------------------------
promise of future employment. Employee has no oral representations, understandings, or agreements with the Company or any of its officers, directors, or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete, and exclusive statement and expression of the agreement between the Company and Employee with respect to the subject matter hereof, and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

     12.  Notice.  Whenever any notice is required hereunder, it shall be in
          ------
writing and shall be given by overnight courier service or by delivering the same in person as follows:

     If to the Company:    Flower Trading Corporation
                           1950 N.W. 89th Place
                           Miami, Florida  33172

     with a copy to:       USA Floral Products, Inc.
                           3500 Whitehaven Parkway
                           Washington, DC  20007

     and a copy to:        John S. Fletcher, Esq.
                           Morgan, Lewis & Bockius LLP
                           5300 First Union Financial Center
                           200 South Biscayne Boulevard
                           Miami, FL  33131-2339

     If to Employee:       Gustavo Moreno
                           c/o Flower Trading Corporation
                           1950 N.W. 89th Place
                           Miami, Florida  33172

     and a copy to:        Bernard Jacobson
                           Holland & Knight LLP
                           701 Brickell Avenue
                           Miami, Florida  33131

Notice shall be deemed given and effective when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 12.

     13.  Severability; Headings.  If any portion of this Agreement is held
          ----------------------
invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. This severability provision shall be in addition to, and not in place of, the provisions of Section 6(e) above. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

     14.  Equitable Remedy.  Because of the difficulty of measuring economic
          ----------------
losses to the Company and/or USAF as a result of a breach of the restrictive covenants set forth in Sections 6, 7, and 8, and because of the immediate and irreparable damage that would be caused to the Company and/or USAF for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company or USAF at law or in equity, the Company and USAF shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the aforementioned restrictive covenants.

     15.  Arbitration.  Any unresolved dispute or controversy arising under or
          -----------
in connection with this Agreement shall be settled exclusively by arbitration conducted in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by the Company. Each party shall bear its own counsel fees. The arbitration proceeding shall be held in the city where the Company is located. Notwithstanding the foregoing, the Company and/or USAF shall be entitled to seek injunctive or other equitable relief, as contemplated by Section 14 above, from any court of competent jurisdiction, without the need to resort to arbitration.

     16.  Governing Law.  This Agreement shall in all respects be construed
          -------------
according to the laws of the State of Florida, without regard to its conflict of laws principles.

     IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be duly executed as of the date first written above.

                                            FLOWER TRADING CORPORATION


                                            By:  _______________________________
                                            Name:
                                            Title:


EMPLOYEE:


______________________________
Gustavo Moreno

                                   EXHIBIT A
                                   ---------


Under USAF's Incentive Bonus Plan, Employee will be eligible to earn up to 100% of Employee's base salary in bonus compensation, payable out of a bonus pool determined by the Board of Directors of USAF or a compensation committee thereof, depending upon the achievement of specified criteria and payable in the form of cash, stock options, or other non-cash awards, in such proportions, and in such forms, as are determined by the Board of Directors of USAF or a compensation committee thereof. Bonuses under the Incentive Bonus Plan will be determined by measuring Employee's performance, the Company's performance and USAF's performance based on the following criteria, weighted as indicated, and measured against target performance levels established by the Board of Directors of USAF or such compensation committee: (i) USAF's profit - 25%, (ii) the profit of the Company - 50% and (iii) revenue growth of the Company due to acquisitions - 25%.